Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Net Income for the Quarter and Year Ended November 30, 2017

LYNDHURST, N.J., February 28, 2018 -- CCA Industries, Inc. (NYSE AMERICAN: "CAW"), announced today its fourth quarter and full year results for the period ended November 30, 2017. The results can be found on the chart below.
Total net income was $1,831,181 for the year ended November 30, 2017 as compared to income of $1,181,210 for the year ended November 30, 2016, an increase of 55%. Total net income for the quarter ended November 30, 2017 increased to $568,196 as compared to income of 232,797 for the same period in fiscal 2016. Lance Funston, Chief Executive Officer commented, “We have now reported two consecutive years of increasing profits. Our increase in net income of 55% was due to management’s efforts to control costs and eliminate less profitable products. Our operating cash flow over the past two years has been used primarily to reduce the Company’s debts related to its restructuring program with an over $3 million reduction in fiscal 2017 alone. Now that the Company is on a stable operating platform, we will be turning our focus to growing top line sales. We are fully committed to increasing both the top line sales and bottom line profits to bring increased value to all of our shareholders.”
The Company will discuss more of its sales and marketing growth plans tomorrow when it holds the fiscal 2017 year-end investor phone call. Investors may phone (866) 393-4306 to participate in the call. We invite any of our current or potential shareholders to join us. The earnings call may also be accessed through a live audio webcast at:
https://event.on24.com/wcc/r/1550712/5A6DC5C0584D4B8CC314AA565C16803E
Further information may also be found on the Company’s investor web site: www.ccainvestor.com
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Porcelana” skin care products, “Scar Zone” scar treatment products and “Sudden Change” anti-aging skin care products.
Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	November 30, 2017	November 30, 2016

Revenues	$ 4,110,669	$ 4,223,356

Income from Continuing Operations	$ 568,196	$ 231,388
Income from Discontinued Operations	$ ---	$ 1,409
Net Income	$ 568,196	$ 232,797

Net Earnings per Share:
Basic
Continuing Operations	$ 0.08	$ 0.03
Discontinued Operations	$ 0.00	$ 0.00
Total Earnings per Share	$ 0.08	$ 0.03

Net Earnings per Share:
Diluted
Continuing Operations	$ 0.08	$ 0.03
Discontinued Operations	$ 0.00	$ 0.00
Total Earnings per Share	$ 0.08	$ 0.03

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,006,684	7,006,684

Twelve Months Ended
	November 30, 2017	November 30, 2016

Revenues	$ 19,830,098	$ 19,628,744

Income from Continuing Operations	$ 1,831,181	$ 1,192,684
(Loss) from Discontinued Operations	$ ---	$ (11,474)
Net Income	$ 1,831,181	$ 1,181,210

Net Earnings per Share:
Basic
Continuing Operations	$ 0.26	$ 0.17
Discontinued Operations	$ 0.00	$ 0.00
Total Earnings per Share	$ 0.26	$ 0.17

Net Earnings per Share:
Diluted
Continuing Operations	$ 0.26	$ 0.17
Discontinued Operations	$ 0.00	$ 0.00
Total Earnings per Share	$ 0.26	$ 0.17

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,006,684	7,021,764